SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 29, 2000

                                AMF BOWLING, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                      001-13539                 13-3873268
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)

         8100 AMF Drive, Richmond, Virginia               23111
      (Address of principal executive offices)          (Zip Code)


                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Item 5.  Other Events

AMF Bowling Worldwide, Inc. ("Bowling Worldwide"), a subsidiary of AMF Bowling, Inc., made a $3 million interest payment on its bank debt on December 29, 2000. The remainder of the $14.7 million of interest due will be paid on a weekly schedule during the first quarter of 2001. The Company did not make a scheduled principal payment on its bank debt of $12.8 million due on December 29, 2000.

On August 14, 2000, the Company amended its Credit Agreement to provide for a reduction of available working capital commitments to $255 million by December 31, 2000 and a waiver of certain financial covenants through December 31, 2000. In light of on-going discussions with its banks and bondholders related to a financial restructuring plan, the Company decided not to request a further modification of the Credit Agreement or an extension of the waiver beyond December 31, 2000. As previously disclosed, the Company is currently in default under the Indentures for its bonds. Beginning in 2001, the Company will be in default under the Credit Agreement and will operate without available capacity to borrow.

While these discussions continue with its banks and bondholders, management believes that the Company will have adequate liquidity to support normal business operations. The Company is unable to predict when or if it will be able to arrive at a restructuring plan acceptable to its banks and bondholders, or whether the banks or bondholders will not at any point pursue any or all remedies available to them, including acceleration of the Company's debt.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:      December 29, 2000          AMF BOWLING, INC.

                                      By:     /s/ Stephen E. Hare
                                              ---------------------------------
                                              Stephen E. Hare
                                              Executive Vice President and
                                              Chief Financial Officer